Exhibit (h)(4)

FORM OF SECURITIES LENDING AUTHORIZATION AGREEMENT

Between

BLACKSTONE ALTERNATIVE INVESTMENT FUNDS ON BEHALF OF EACH OF ITS

SERIES LISTED ON SCHEDULE B, SEPARATELY AND NOT JOINTLY

And

STATE STREET BANK AND TRUST COMPANY

21.	NON-US BORROWERS	17

22.	MISCELLANEOUS	17

23.	COUNTERPARTS	18

24.	MODIFICATION	18

EXHIBITS AND SCHEDULES

SCHEDULE A (Cash Collateral Investment)

SCHEDULE B (Funds)

SCHEDULE C (Acceptable Forms of Collateral)

SCHEDULE D (Authorized Persons)

SECURITIES LENDING AUTHORIZATION AGREEMENT

Agreement dated the     day of             , 2013 between each series of Blackstone Alternative Investment Funds listed on Schedule B, separately and not jointly, each a registered management investment company, organized and existing under the laws of the Commonwealth of Massachusetts (each, a “Fund”), and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliates (defined below) (collectively, “State Street”), setting forth the terms and conditions under which State Street is authorized to act on behalf of the Trust with respect to the lending of certain securities of the Trust held by State Street as agent, trustee or custodian.

NOW, THEREFORE, in consideration of the mutual promises and of the mutual covenants contained herein, each of the parties hereto does hereby covenant and agree as follows:

1. Definitions. For the purposes hereof:

(a) “Aggregate Rebate Amount” means the aggregate amount of all rebates during the relevant period payable to Borrowers pursuant to the applicable Securities Loan Agreement.

(b) “Agreement” means this Securities Lending Authorization Agreement, as amended, restated, supplemented or otherwise modified in accordance herewith from time to time.

(c) “Applicable Law” means the laws, rules and regulations (including income tax treaties) of any relevant jurisdiction, including published practice of any government or other taxing authority in connection with such laws, rules and regulations.

(d) “Authorized Representative” means any person who is, authorized to act on behalf of the Fund with respect to any of the transactions contemplated by this Agreement.

(e) “Available Securities” means the securities of the Fund that are available for Loans pursuant to Section 3.

(f) “Borrower” means any of the entities to which Available Securities may be loaned under a Securities Loan Agreement, as described in Section 4.

(g) “Collateral” means cash delivered by a Borrower to secure its obligations under a Securities Loan Agreement.

(h) “Collateral Account” means the account at State Street identified as Account Number [        ].

(i) “Fee Income” means fee income received from a Borrower, including negative rebates paid by a Borrower in connection with Loans and fees in connection with fee for hold or other arrangements.

(j) “Loan” means a loan of Available Securities to a Borrower.

(k) “Loan Fee” means the fee payable by the Fund to State Street and calculated as (x) the aggregate average daily net cash Collateral balance deposited into the Collateral Account during the relevant period multiplied [        ]%

(l) “Loaned Security” shall mean any “security” which is delivered as a Loan under a Securities Loan Agreement; provided that, if any new or different security shall be exchanged for any Loaned Security by recapitalization, merger, consolidation, or other corporate action, such new or different security shall, effective upon such exchange, be deemed to become a Loaned Security in substitution for the former Loaned Security for which such exchange was made.

(m) “Market Value” of a security means the market value of such security (including, in the case of a Loaned Security that is a debt security, the accrued interest on such security) as determined by the independent pricing service agreed by State Street and the Fund, or such other independent sources as may be selected jointly by State Street and the Fund on a reasonable basis.

(n) “Obligations” means any and all liabilities and obligations of the Fund to State Street arising under or in respect of this Agreement, whether mature or unmatured, contingent or otherwise, including any obligation of the Fund to pay State Street or to reimburse State Street for any credit, advance, overdraft or other indebtedness of the Fund to State Street.

(o) “Securities Loan Agreement” means the agreement between a Borrower and State Street (on behalf of the Fund) that governs Loans (which may be styled as either a securities loan agreement or a repurchase agreement), as described in Section 5, as amended, restated, supplemented or otherwise modified in accordance therewith from time to time.

(p) “State Street Affiliate” means any entity that directly or indirectly through one or more intermediaries, controls State Street Bank and Trust Company or that is controlled by or is under common control with State Street Bank and Trust Company.

2. Appointment of State Street. The Fund hereby appoints and authorizes State Street as its agent to lend Available Securities to Borrowers in accordance with the terms of this Agreement. State Street shall have the responsibility and authority to do or cause to be done all acts State Street shall determine to be desirable, necessary, or appropriate to implement and administer this securities lending program. The Fund agrees that State Street is acting as a fully disclosed agent and not as principal in connection with the securities lending program. State Street may take action as agent of the Fund on an undisclosed or a disclosed basis. State Street is hereby authorized to request a third party bank to undertake certain custodial functions in connection with holding of the Collateral provided by a Borrower hereunder, provided, that such third party bank is a “qualified custodian” under the Investment Company Act of 1940, as amended. In connection therewith, State Street may instruct said third party to establish and maintain a Borrower’s account and a State Street account wherein all Collateral, including cash, shall be maintained by said third party in accordance with the terms of a form of an arrangement which shall also be consistent with the terms hereof.

The Fund also appoints and authorizes State Street, as its agent, to enter into fee for hold arrangements with respect to certain Available Securities. State Street, as agent, will, in return for a fee from the Borrower, hold and reserve certain Available Securities and refrain from lending such securities to any third party without the Borrower’s permission, provided, however, that the fee for hold arrangements shall not restrict or otherwise affect the Fund’s ownership rights with regard to the Available Securities.

3. Securities to be Loaned. All of the Fund’s securities held by State Street as trustee or custodian shall be subject to this securities lending program and constitute Available Securities hereunder, except those securities, which the Fund specifically identifies herein as not being Available Securities. In the absence of any such identification herein or other notices specifically identifying securities as not being Available Securities, State Street shall have no authority or responsibility for determining whether any of the Fund’s securities should be excluded from the securities lending program.

4. Borrowers.

The Fund hereby authorizes State Street to effect Loans of Available Securities of the Fund with any person on State Street’s list of approved Borrowers, including State Street Bank and Trust Company and any affiliate thereof (each acting in the capacity of a Borrower, hereafter also referred to as an “SSB Borrower”) which list will be supplied to the Fund on request.

In connection with any Loan pursuant hereto, the Fund shall furnish, and State Street shall cause the applicable Borrower to furnish, to State Street for delivery to the other, upon request (i) the most recent available audited statement of its financial condition, and (ii) the most recent available unaudited statement of its financial condition, if more recent than the audited statement (with respect to the Fund, such statements shall be the most recent publicly available statements). As long as any Loan to a Borrower is outstanding under this Agreement, the Fund shall, and State Street shall cause the Borrower to, in either case, upon request, also promptly deliver to the other (via State Street) all such recent financial statements that are subsequently available.

Other than with respect to an SSB Borrower, State Street shall not be responsible for any statements, representations, warranties or covenants made by any Borrower in connection with any Loan or for any Borrower’s performance of or failure to perform the terms of any Loan under the applicable Securities Loan Agreement or any related agreement, including the failure to make any required payments, except as otherwise expressly provided herein absent negligence, fraud or willful misconduct by State Street.

5. Securities Loan Agreements. The Fund authorizes State Street to enter into one or more Securities Loan Agreements with such Borrowers as may be selected by State Street. Each Securities Loan Agreement shall have such terms and conditions as State Street may negotiate with the Borrower. Certain terms of individual Loans, including rebate fees payable to the Borrower for the use of cash Collateral, shall be negotiated at the time a Loan is made.

6. Loans of Available Securities. State Street shall be responsible for determining whether any Loan shall be made, and for negotiating and establishing the terms of each such Loan. State Street shall have the authority to terminate any Loan in its discretion, at any time and without prior notice to the Fund. Upon notice to State Street, the Fund has the right to direct State Street to initiate action to terminate any Loan made under this Agreement.

The Fund acknowledges that State Street administers securities lending programs for other clients of State Street. State Street will allocate securities lending opportunities among its clients, using methods established by State Street from time to time. State Street does not represent or warrant that any amount or percentage of the Fund’s Available Securities will in fact be loaned to Borrowers. The Fund agrees that it shall have no claim against State Street and State Street shall have no liability arising from, based on, or relating to, loans allocated to other clients, or loan opportunities not made available to the Fund, whether or not State Street has made fewer or more loans for any other client, and whether or not any loan allocated to another client, or loan opportunity not made available to the Fund, could have resulted in Loans made under this Agreement.

The Fund also acknowledges that, under the applicable Securities Loan Agreements, Borrowers will not be required to return Loaned Securities immediately upon receipt of notice from State Street terminating the applicable Loan, but instead will be required to return such Loaned Securities within such period of time following such notice as is specified in the applicable Securities Loan Agreement, but not later than the customary settlement period. Upon receiving a notice from the Fund that Available Securities which have been loaned to a Borrower should no longer be considered Available Securities (whether because of the sale of such securities or otherwise), State Street shall notify promptly thereafter the Borrower which has borrowed such securities that the Loan of such Available Securities is terminated and that such Available Securities are to be returned within the time specified by the applicable Securities Loan Agreement, but not later than the end of the customary settlement period.

7. Distributions on and Voting Rights with Respect to Loaned Securities. Except as provided in the next sentence, all substitute interest, dividends, and other distributions paid with respect to Loaned Securities shall be credited to the Fund’s relevant account on the date such amounts are delivered by the Borrower to State Street. Any non-cash distribution on Loaned Securities which is in the nature of a stock split or a stock dividend shall be added to the Loan (and shall be considered to constitute Loaned Securities) as of the date such non-cash distribution is received by the Borrower; provided that the Fund may, by giving State Street three (3) business days’ notice prior to the date of such non-cash distribution, direct State Street to request that the Borrower deliver such non-cash distribution to State Street, pursuant to the applicable Securities Loan Agreement, in which case State Street shall credit such non-cash distribution to the Fund’s relevant account on the date it is delivered to State Street.

The Fund acknowledges that it will not be entitled to participate in any dividend reinvestment program or to vote with respect to securities that are on loan on the applicable record date for such securities.

The Fund also acknowledges that any payments of distributions from Borrower to the Fund are in substitution for the interest or dividend accrued or paid in respect of Loaned Securities and that the tax and accounting treatment of substitute payments may differ from the tax and accounting treatment of such interest or dividend payments if received directly from issuers.

The Fund also acknowledges that, with respect to payments of distributions from Borrower, the Fund will generally not be entitled to any credits, including foreign tax credits, for any income tax that would normally be withheld at source on actual distributions of income made by the issuer of the Loaned Securities.

The Fund further acknowledges that, unless otherwise agreed, payments of distributions from Borrower will be determined by reference to Applicable Law as of the date of each payment and no adjustment will be made to amounts paid by Borrower as a result of any retroactive change in Applicable Law that is announced or enacted after the date of the relevant payment or any decision of a court of competent jurisdiction which is made after the date of the relevant payment (other than where such decision results from an action taken with respect to this Agreement or amounts paid or payable under this Agreement).

If an installment, call or rights issue becomes payable on or in respect of any Loaned Securities, State Street shall use all reasonable endeavors to ensure that any timely instructions from the Fund are complied with, but State Street shall not be required to make any payment unless the Fund has first placed funds with State Street to make such payment.

The Fund acknowledges and agrees that, with respect to a dividend paid during the Loan term by a company that is a resident of France, the Fund will not be entitled to receive, either from the French company or the Borrower, any additional dividends (sometimes referred to as “complementary coupons”) declared and payable by such company that are equivalent to a tax credit adjustment (such as “credit d’impot étranger”).

The Fund further acknowledges and agrees that the Fund will be required to accept cash in lieu of fractional shares in all instances in which an issuer does not issue fractional shares.

8. Collateral.

(a) Receipt of Collateral. The Fund authorizes State Street, or a third party bank, to receive and to hold, on the Fund’s behalf, Collateral from Borrowers to secure the obligations of Borrowers with respect to any Loan of Available Securities made on behalf of the Fund pursuant to the Securities Loan Agreements. Concurrently with or prior to the delivery of the Loaned Securities to the Borrower under any Loan, State Street shall receive from the Borrower Collateral in any of the forms listed on Schedule C. Said Schedule may be amended from time to time by State Street and the Fund. All investments of cash Collateral shall be for the account and at the risk of the Fund.

(b) Marking to Market. The initial Collateral received shall have (depending on the nature of the Loaned Securities and the Collateral received) a value of 102% or 105% of the Market Value of the Loaned Securities, or such other value, but not less than 102% of the Market Value of the Loaned Securities, as may be applicable in the jurisdiction in which such Loaned Securities are customarily traded. Pursuant to the terms of the applicable Securities Loan Agreement, State Street shall, in accordance with State Street’s reasonable and customary practices, mark Loaned Securities and Collateral to their Market Value each business day based upon the Market Value of the Collateral and the Loaned Securities at the close of business employing the most recently available pricing information and receive and deliver Collateral in order to maintain the value of the Collateral at no less than one hundred percent (100%) of the Market Value of the Loaned Securities.

(c) Return of Collateral. The Collateral shall be returned to Borrower at the termination of the Loan upon the return of the Loaned Securities by Borrower to State Street in accordance with the applicable Securities Loan Agreement.

9. Investment of Cash Collateral; Compensation; Grant of Security Interest.

(a) Investment of Cash Collateral; Collateral Account. To the extent that a Loan is secured by cash Collateral, the Fund directs State Street to deposit such cash Collateral in accordance with the Fund’s directions as set forth on Schedule A.

The Fund shall manage the cash Collateral deposited into the Collateral Account. The Fund hereby acknowledges and agrees that it assumes all investment risk associated with (i) investment of cash Collateral, including interest rate, market, credit and liquidity risk associated with any investments purchased or entered into with cash Collateral, and (ii) investment of cash by the Fund, whether made initially through the use of cash received as cash Collateral or otherwise, or change of investment in any such investments. State Street does not assume any market or investment risk of loss associated with any investment of cash Collateral. State Street has no responsibility or liability whatsoever for investment decisions made in connection with cash Collateral. If the amounts so invested are insufficient to return any and all amounts due to a Borrower pursuant to the applicable Securities Loan Agreement, the Fund shall be responsible for such shortfall.

The Fund hereby authorizes the State Street employees listed on Schedule D (collectively, the “Authorized State Street Persons”) to (i) execute transactions in the Collateral Account on behalf of the Fund in connection with the transactions contemplated herein, (ii) deposit into the Collateral Account cash Collateral generated from the making of Loans hereunder, (iii) withdraw from the Collateral Account cash to satisfy the Obligations of the Fund and (iv) to effect any and all other transactions contemplated herein.

The Fund hereby covenants and agrees that (i) it will not change the persons designated as Authorized State Street Persons without prior written consent of State Street; (ii) it will not change the account designated as the Collateral Account or direct that the cash Collateral be deposited, held or managed in any other account without the prior written consent of State Street; (iii) it shall notify the individuals necessary to effect the transactions contemplated herein that the Authorized State Street Persons shall be permitted to both deposit into and make withdrawals from the Collateral Account on an ongoing basis without further instruction from the Fund; (iv) State Street Bank and Trust Company shall remain the Fund’s sole custodian for the duration of this Agreement and, for the avoidance of doubt, all cash Collateral and assets purchased with cash Collateral or otherwise shall remain custodied at State Street (other than, in each case, Collateral held with a third party custodian in accordance with this Agreement); (v) no liens, claims, security interests or encumbrances of any kind exist, and no charging rights or rights of setoff have been granted, with respect to any Property (as defined below) of the Fund (in each case, other than as described herein [and in the Custody Agreement dated as of [date] between the Trust and State Street]); (vi) the Fund shall not grant to any party a lien, claim, security interest or encumbrance of any kind on, and shall not grant charging rights or rights of setoff with respect to, the Fund’s Property (as defined below) (in each case, other than as described herein); and (vii) the Fund authorizes State Street to monitor the Fund’s Property (as defined below), including the Collateral Account.

(b) [RESERVED]

(c) Fee Income; Loan Fee; Aggregate Rebate Amount. Fee Income shall be credited to the Fund’s [securities lending account], on a monthly basis no later than the tenth Business Day of each month. The Fund shall pay to State Street the Loan Fee and the unpaid portion of the Aggregate Rebate Amount on a monthly basis. A portion of the Aggregate Rebate Amount shall be payable and paid to Borrowers on an ongoing basis in connection with daily lending activity, and the remaining portion shall be payable to Borrowers monthly. On the [third] business day of each month, State Street shall notify the Fund of the Loan Fee and the unpaid portion of the Aggregate Rebate Amount, in each case for the prior month. State Street is authorized to, and shall, deduct from the Fund’s [                    ] Account on the [tenth ] business day after such notification the sum of (i) the Loan Fee and (ii) the unpaid portion of the Aggregate Rebate Amount, in each case for the prior month.

The Fund shall be responsible for any and all amounts due to Borrowers under the applicable Securities Loan Agreements (including rebates). For the avoidance of doubt, any taxes required to be withheld at source from Fee Income shall be deducted from the amount credited to the Fund’s securities lending account as described in this Paragraph (c), and to the extent that such amount is less than the amount of such taxes, then the Fund shall be responsible for any shortfall.

(d) [RESERVED]

(e) Advances. State Street may, but is not obligated to, advance funds required to be paid by the Fund pursuant to a Securities Loan Agreement or this Agreement. State Street may, in its discretion, and in such case the Fund authorizes State Street to, charge interest on any such advance at a rate previously agreed between the parties. The Fund shall reimburse State Street for the amount of any such advance or any other amount owed by the Fund to State Street under this Agreement within three (3) Business Days of such advance.

(g) Security Interest. As security for the payment and performance by the Fund of its Obligations, the Fund hereby grants to State Street a continuing lien upon and a first priority security interest in all Collateral and all assets (including accounts and investments) and any proceeds thereof in which the Fund at any time has rights and which at any time is maintained with, or possessed or controlled in any capacity by, State Street or any person acting on behalf of State Street in connection with this Agreement (collectively, the “Property”). If the Fund shall fail to pay or perform any or all of the Obligations of the Fund as and when due, State Street shall have all the rights and remedies of a secured party under the Uniform Commercial Code of Massachusetts and other applicable law with respect to the Property. While any Obligations of the Fund are outstanding, State Street may decline to deliver out Property if the Fund has failed to pay or perform any of the Obligations as and when due or to the extent that the aggregate value of the Property with respect to which State Street has a perfected security interest would be less than 100% of the Obligations of the Fund after giving effect to the delivery out. The provisions of this Section 9(g) shall not operate to limit any of State Street’s rights under contract or applicable law.

For the avoidance of doubt, the provisions of this Section 9 shall survive the termination of the [Custody Agreement].

10. [RESERVED]

11. Recordkeeping and Reports. State Street will establish and maintain such records as are reasonably necessary to account for Loans that are made. State Street’s records shall be presumed to reflect accurately any instructions, directions or other communications, regardless of how communicated, sent or delivered, from any Authorized Representative. On a monthly basis, State Street will make available to the Fund a statement describing the Loans made during the period covered by such statement. Each party to this Agreement shall comply with the reasonable requests of the other for information necessary to the requester’s performance of its duties in connection with this securities lending program.

12. Standard of Care and Indemnification.

(a) State Street shall use reasonable care in the performance of its duties hereunder consistent with that exercised by banks generally in the performance of duties arising from acting as agent for clients in securities lending and repurchase transactions (as appropriate).

(b) The Fund shall reimburse State Street and hold State Street harmless from any loss or liability (including the reasonable fees and disbursements of counsel) incurred by State Street in rendering services hereunder or in connection with any breach of the terms of this Agreement by the Fund, except such loss or liability which results from State Street’s negligence, fraud, wilful misconduct or failure to exercise the standard of care required by this Section 12.

(c) Notwithstanding any express provision to the contrary herein, neither State Street nor the Fund shall not be liable for any indirect, consequential, incidental, special or exemplary damages, even if State Street has been apprised of the likelihood of such damages occurring.

(d) The Fund acknowledges that in the event that the Fund’s participation in securities lending generates income for the Fund, State Street may be required to withhold tax or may claim such tax from the Fund as is appropriate in accordance with applicable law.

(e) State Street, in determining the Market Value of Securities, including Collateral, may rely upon any recognized pricing service and shall not be liable for any errors made by such service. To the extent, the Market Value of Securities has not been updated by such recognized pricing service for five (5) days due to lack of liquidity or trading, (“Stale Dated Securities”) such securities shall be immediately be recalled from the Borrower by State Street and the loan terminated.

13. Representations and Warranties. Each party hereto represents and warrants that (a) it has and will have the legal right, power and authority to execute and deliver this Agreement, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery, and performance; (c) this Agreement constitutes a legal, valid, and binding obligation enforceable against it; and (d) the execution, delivery, and performance by it of this Agreement will at all times comply with all applicable laws and regulations.

The Fund represents and warrants that (a) it has made its own determination as to the tax and accounting treatment of any dividends, remuneration or other funds received hereunder; (b) the financial statements delivered to State Street pursuant to Section 4 (c) it is the legal and beneficial owner of (or exercises complete investment discretion over) all Available Securities free and clear of all liens, claims, security interests and encumbrances and no such security has been sold, and that it is entitled to receive all distributions made by the issuer with respect to Loaned Securities and (d) except as expressly provided herein [and in the Custody Agreement dated as of [date] between the Trust and State Street], there are no liens, claims, security interests or encumbrances over any Property of the Fund.

The Fund further represents and warrants that it will promptly notify State Street orally and by written notice, of the relevant details of any corporate actions, private consent offers/agreements and/or any other off-market arrangements that may require the recall and/or restriction of a security from lending activity. Such written notice shall be delivered sufficiently in advance so as to: (a) provide State Street with reasonable time to notify Borrowers of any instructions necessary to comply with the terms of the corporate actions, private consent offers/agreements and/or other off-market arrangements, and (b) provide such Borrowers with reasonable time to comply with such instructions.

The person executing this Agreement on behalf of the Fund represents that he or she has the authority to execute this Agreement on behalf of the Fund.

The Fund represents and warrants that it is (i) a “qualified investor” within the meaning of Section 3(a)(54)(A) of the Securities Exchange Act of 1934, as amended; or (ii) an employee benefit plan that owns and invests on a discretionary basis not less than US $25,000,000 in investments. The Fund agrees to notify State Street immediately of any changes in the information set forth in this subparagraph of this Section 13.

The Fund hereby represents to State Street that: (i) its policies and objectives generally permit it to engage in securities lending transactions; (ii) its participation in State Street’s securities lending program has been approved by a majority of the directors or trustees which directors and trustees are not “interested persons” within the meaning of section 2(a)(19) of the Investment Company Act of 1940; and (iii) its prospectus provides appropriate disclosure concerning its securities lending activity.

The Fund hereby represents to State Street that (i) it is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to this Agreement and the Available Securities; (ii) it qualifies as an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended; (iii) its taxpayer identification number is
90-0928525; (iv) that its tax year end is October 31; and (v) income earned hereunder is exempt from federal income tax under Internal Revenue Code Section 501(a) [Please provide relevant exemption].

The Fund represents and warrants on a continuing basis that it has determined that the Fund’s own management of the assets in the Collateral Account is now, and will continue to be, an acceptable and appropriate investment of the Fund’s cash Collateral. The Fund further represents and warrants that it has received and reviewed the State Street Securities Lending Program Description and Risks document.

14. [RESERVED]

15. Continuing Agreement; Termination; Remedies.

It is the intention of the parties hereto that this Agreement shall constitute a continuing agreement in every respect and shall apply to each and every Loan, whether now existing or hereafter made. The Fund and State Street may each at any time terminate this Agreement upon five (5) business days’ written notice (the “Termination Effective Date”) to the other to that effect. The only effects of any such termination of this Agreement will be that (a) following such termination, no further Loans shall be made hereunder by State Street on behalf of the Fund, and (b) State Street shall, no later than the Termination Effective terminate any and all outstanding Loans. The provisions hereof shall continue in full force and effect in all other respects until all Loans have been terminated and all obligations satisfied as herein provided. State Street does not assume any market or investment risk of loss associated with the Fund’s change in cash Collateral investment vehicles or termination of, or change in, its participation in this securities lending program and the corresponding liquidation of cash Collateral investments.

16. Notices. Except as otherwise specifically provided herein, notices under this Agreement shall be in writing. A notice shall be sufficient if sent to the party entitled to receive such notice by email, facsimile transmission, or prepaid overnight delivery service, or for termination of this Agreement only, by certified or registered mail, and addressed as shown below. Facsimile and email notices shall be sufficient only if receipt is acknowledged by the party to which such notice is communicated at the numbers and email addresses shown below.

If to the Fund:

c/o Blackstone Alternative Investment Advisors LLC

345 Park Avenue

New York, NY 10154

Attn: Thomas Procida

Email: Thomas.Procida@Blackstone.com

If to State Street:

State Street Bank and Trust Company

Securities Finance

State Street Financial Center

One Lincoln Street

Boston, Massachusetts 02111-2900

Attn: Legal Department, 4th Floor

Fax: (617) 946-0046

Email: SFLegal@StateStreet.com

or to such other addresses as either party may furnish the other party by written notice under this section.

Whenever this Agreement permits or requires the Fund to give notice to, direct, or provide information to State Street, such notice, direction, or information shall be provided to State Street on the Fund’s behalf by any individual designated for such purpose by the Fund in a written notice to State Street. (This Agreement shall be considered such a designation of the person executing the Agreement on the Fund’s behalf.) After its receipt of such a notice of designation, and until its receipt of a notice revoking such designation, State Street shall be fully protected in relying upon the notices, directions, and information given by such designee.

17. Securities Investors Protection Act of 1970 Notice. THE FUND IS HEREBY ADVISED AND ACKNOWLEDGES THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT THE FUND WITH RESPECT TO THE LOAN OF SECURITIES HEREUNDER AND THAT, THEREFORE, THE COLLATERAL DELIVERED TO THE FUND MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF THE BROKER’S OR DEALER’S OBLIGATION IN THE EVENT THE BROKER OR DEALER FAILS TO RETURN THE SECURITIES.

18. Authorized Representatives. The Fund authorizes State Street to accept and to act on any instructions or other communications, regardless of how sent or delivered, from any Authorized Representative listed in Appendix x. The Fund shall be fully responsible for all acts of any Authorized Representative, and in no event shall State Street be liable to the Fund or any other third party for any losses or damages arising out of or relating to any act State Street takes or fails to take in connection with any such instructions or other communications.

19. Agents. State Street may use such agents, including such regulated clearing agents, securities depositaries, nominees, sub-custodians, third party custodians and State Street Affiliates, as State Street deems appropriate to carry out its duties under this Agreement. To the extent State Street Affiliates act as State Street’s agent hereunder, State Street agrees to be responsible for the acts and omissions of such State Street Affiliates as though performed by State Street directly. The Fund agrees that State Street’s sole liability for the acts or omissions of any other agent shall be limited to liability arising from State Street’s failure to use reasonable care in the selection of such agent.

20. Force Majeure. State Street shall not be responsible for any losses, costs or damages suffered by the Fund resulting directly or indirectly from war, riot, revolution, terrorism, acts of government or other causes beyond the reasonable control of State Street.

21. Non-US Borrowers. In the event the Fund approves lending to Borrowers resident in the United Kingdom (“UK”), the Fund shall provide sufficient documentation, in the form and manner required by the UK Inland Revenue, to establish that the Fund is (1) the beneficial owner of any manufactured dividends received and (2) not a UK recipient for purposes of UK manufactured overseas dividend rules

22. Miscellaneous. This Agreement supersedes any other agreement between the parties or any representations made by one party to the other, whether oral or in writing, concerning Loans of securities by State Street on behalf of the Fund. This Agreement shall not be assigned by either State Street or the Fund without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors, and assigns. This Agreement shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts. The Fund hereby irrevocably submits to the jurisdiction of any Massachusetts state or Federal court sitting in The Commonwealth of Massachusetts in any action or proceeding arising out of or related to this Agreement and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Massachusetts state or Federal court except that this provision shall not preclude any party from removing any action to Federal court. The Fund hereby irrevocably waives, to the fullest extent it may effectively do so, the defenses of an inconvenient forum to the maintenance of such action or proceeding or the absence of any personal jurisdiction with respect to the Fund. The Fund hereby irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Fund at its address specified in Section 16 hereof. The Fund agrees that a final judgment in any such action or proceeding, all appeals having been taken or the time period for such appeals having expired, shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision hereof shall not affect any other provision of this Agreement. If in the construction of this Agreement any court should deem any provision to be invalid because of scope or duration, then such court shall forthwith reduce such scope or duration to that which is appropriate and enforce this Agreement in its modified scope or duration. In interpreting this Agreement the term “including” shall be read to mean “including, but not limited to,”.

23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one (1) instrument.

24. Modification. This Agreement shall not be modified, except by an instrument in writing signed by the parties hereto.

25. Separate Agreements. It is understood and agreed that this document shall constitute a separate agreement with respect to each party listed on Schedule B attached hereto, as if each such party had executed a separate document naming only itself as the Fund, and that no party listed on Schedule B shall have any liability under this document for the obligations of any other party so listed, and that, with respect to transactions entered into by any such party, State Street shall not in any event have recourse to the assets of any other party (including without limitation collateral or margin provided by such other party). With respect to any one such party, only confirmations of transactions between such Fund and State Street shall be part of the Agreement with such Fund.

26. Trust Disclosure. A copy of the Agreement and Declaration of Trust of Blackstone Alternative Investment Funds (the “Trust”) is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this letter agreement is entered into on behalf of the Trust by an officer in his or her capacity as an officer and not individually. The obligations of the Trust, or any series thereof, under this letter agreement shall not be binding upon any of the trustees, officers, agents, employees, or shareholders of the Trust or series individually but are binding only upon the assets and property of the Trust or the applicable series thereof.

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IN WITNESS WHEREOF, each of the parties has caused their duly authorized officer(s) to execute this Agreement, effective as of the first date set forth above.

BLACKSTONE ALTERNATIVE INVESTMENT FUNDS on behalf of each of its series listed on Schedule B, separately and not jointly

Name:

By:

Its:

STATE STREET BANK AND TRUST COMPANY

Name:

By:

Its:

Schedule A

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the      day of              2013 between EACH SERIES OF BLACKSTONE ALTERNATIVE INVESTMENT FUNDS LISTED ON SCHEDULE B, SEPARATELY AND NOT JOINTLY (each, a “Fund”), and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliate (collectively, “State Street”).

Cash Collateral Investment

Each Fund instructs State Street to deposit cash Collateral into the Collateral Account.

Schedule B

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the      day of              2013 between EACH SERIES OF BLACKSTONE ALTERNATIVE INVESTMENT FUNDS LISTED ON SCHEDULE B, SEPARATELY AND NOT JOINTLY (each, a “Fund”), and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliate (collectively, “State Street”).

Funds

Funds noted with a * are registered under the 1940 Act.

Funds

Blackstone Alternative Investment Funds*

          Blackstone Alternative Multi-Manager Fund

Blackstone Alternative Multi-Manager Sub Fund I Ltd.

Blackstone Alternative Multi-Manager Sub Fund II Ltd.

Blackstone Alternative Multi-Manager Sub Fund III L.L.C.

Blackstone Alternative Multi-Manager Sub Fund IV L.L.C.

Schedule C

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the      day of             2013 between EACH SERIES OF BLACKSTONE ALTERNATIVE INVESTMENT FUNDS LISTED ON SCHEDULE B, SEPARATELY AND NOT JOINTLY (each, a “Fund”), and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliate (collectively, “State Street”).

Acceptable Forms of Collateral

-         Cash (U.S. and foreign currency)

Schedule D

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the      day of              2013 between EACH SERIES OF BLACKSTONE ALTERNATIVE INVESTMENT FUNDS LISTED ON SCHEDULE B, SEPARATELY AND NOT JOINTLY (each, a “Fund”), and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliate (collectively, “State Street”).

Authorized State Street Persons

[To be provided by State Street]

CERTIFICATE OF SIGNING AUTHORITY AND INCUMBENCY

I,                                 , hereby certify that I am the                                 [Title of Authorized Officer] of BLACKSTONE ALTERNATIVE INVESTMENT FUNDS (the “Trust”), and further certify in such capacity that each of the following individuals, acting singly, has been authorized to act in the name and on behalf of the Trust and to sign, acknowledge, deliver and accept delivery of agreements and other documents in connection with securities lending transactions and that the true signature of each such individual is shown below opposite his or her name, and State Street Bank and Trust Company may rely upon this certificate until such time as it receives another certificate bearing a later date.

Name	Title	Specimen Signature

IN WITNESS WHEREOF, I have hereunto set my hand this     day of             , 20

[Authorized Officer]

I,                                 , hereby certify that                                 is the duly elected, qualified and acting                                 [Title] of the Trust , and his/her signature appearing above is his/her own true signature.

[name/title]